EXHIBIT 99.1

Contact:

Incara:

W. Bennett Love

919-558-1907

For Immediate Release:

Incara Pharmaceuticals Obtains Financing

Research Triangle Park, N.C., July 29, 2003 – Incara Pharmaceuticals Corporation (OTC Bulletin Board:INCR ) announced today it has closed on a bridge loan facility of $3 million. The company also signed a nonbinding letter of intent for an additional $5 million in funding, subject to satisfactory completion of a toxicology study. Completion of these two financings is expected to provide sufficient funds to complete a Phase 1 clinical trial for AEOL 10150, a catalytic antioxidant compound that Incara intends to develop for treatment of amyotrophic lateral sclerosis (Lou Gehrig’s disease).

The Xmark Funds provided the financing. The $3 million bridge loan is convertible at the option of the investors into common stock of an Incara subsidiary at $.10 per share and is secured by the assets of Incara. As part of the financing, Incara plans to combine with its subsidiary in a reorganizational merger. The merger will result in the conversion of the $3 million bridge loan into common stock of the merged company and conversion of Incara’s current Series B and Series C preferred stock into nonvoting common stock equivalent shares of the merged company. Incara common stock will be converted into common stock of the merged company and will continue to trade as Incara Pharmaceuticals Corporation. The merger is subject to the approval of Incara stockholders.

In conjunction with the financing, the company and employees agreed that obligations for deferred employee salaries of $718,000 would be cancelled. Previously accrued bonuses of $520,000 will also be cancelled.

“Clearly, this is an important financing transaction for Incara,” stated Clayton I. Duncan, Chairman and CEO of Incara. “First, it provides operating capital that we have urgently needed. Second, with stockholder approval and assuming the second $5 million investment, we should have the funds to take our ALS compound through a Phase 1 clinical trial. Third, the now outstanding Series C preferred stock has been a detriment to raising capital. Converting it into common stock equivalents will significantly clean up Incara’s balance sheet which should make the company a more attractive investment.”

Incara Pharmaceuticals Corporation (www.incara.com) is focused on a new class of disease-modifying small molecules, the catalytic antioxidants. Oxygen derived free radicals are a common step in neuronal death resulting from a variety of causes. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurologic disorders such as amyotrophic lateral sclerosis (Lou Gehrig’s disease) and stroke and in other non-neurological indications such as cancer radiation therapy, chronic bronchitis and asthma. After six years of preclinical research, Incara has completed pharmacology studies, selected a first indication for clinical development, conducted preliminary dose ranging toxicology and completed scale-up synthesis of its lead molecule.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the need to conserve and obtain funds for operations, and the uncertainties of clinical trials, product development activities and scientific research. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.